UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 25, 2006
Date of Report (Date of earliest event reported)

PAC-WEST TELECOMM, INC.
(Exact name of registrant as specified in its charter)

California	000-27743	68-0383568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1776 W. March Lane, Suite 250
Stockton, California		95207
(Address of principal executive offices)		(Zip Code)

(209) 926-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On September 25, 2006, Pac-West Telecomm, Inc. (the “Company”), Pac-West Telecom of Virginia, Inc., PWT Services, Inc., and PWT of New York, Inc. (collectively, the “Borrowers”) entered into a Fifth Amendment to Loan and Security Agreement (the “Amendment”) with Comerica Bank (the “Bank”), which amends that certain Loan and Security Agreement, dated as of November 9, 2005, by and between the Borrowers and the Bank (as amended, the “Loan and Security Agreement”).

The Amendment provides in part that the Borrowers shall not be required to comply with the financial covenants set forth in Sections 6.7(a) (Adjusted Quick Ratio), 6.7(c) (Debt Service Coverage Ratio) and 6.7(d) (Total Liabilities to Effective Tangible Net Worth) of the Loan and Security Agreement during the period commencing on May 1, 2006 through and including November 30, 2006. The Amendment further provides that during the period from September 30, 2006 through and including November 30, 2006 the minimum balance of cash required to be maintained on deposit at the Bank by Borrowers pursuant to Section 6.7 (b) shall be Two Million Five Hundred Thousand ($2,500,000) Dollars in excess of the outstanding obligations of Borrowers to Bank.

If the Company violates the Minimum Cash financial covenant or is otherwise not in compliance with the Adjusted Quick Ratio, Debt Service Coverage Ratio and Total Liabilities to Effective Tangible Net Worth financial covenants following the waiver period, and the Bank is unwilling to grant a waiver or enter into an amendment that relieves the Borrowers’ obligation to comply with these financial covenants, the Bank will have available to it all of the remedies provided for under the Loan and Security Agreement, including the right to accelerate, or declare due and payable, all outstanding amounts under the Loan and Security Agreement. As of August 31, 2006, the Company had outstanding $9.8 million in obligations under the Loan and Security Agreement and approximately $24.2 million in cash and cash equivalents.

As previously disclosed, the Company believes that it will need to find additional financing in order to maintain sufficient liquidity and capital resources. In an effort to address our financing needs, we have retained the services of a financial advisory firm, and together with such firm are in the process of exploring strategic alternatives, including raising additional debt or equity financing, entry into strategic relationships or joint ventures and merger and acquisitions.

If we are unable to secure additional financing, it will likely become necessary for us to significantly curtail our operations in order to meet our debt service obligations and even if we did take such actions to permit us to service our debt, we would not meet any of the financial covenants required under the Loan and Security Agreement. In the event of our non-compliance with the covenants of the Loan and Security Agreement at any future time, Comerica could exercise its rights under the agreement, and call the loan. Such action would have a fundamental adverse impact on our ability to continue to operate and to meet other obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PAC-WEST TELECOMM, INC.
(Registrant)
Dated: September 28, 2006

By: /s/ Michael L. Sarina
Michael L. Sarina
Chief Financial Officer